UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2021
______________________________
BRP Group, Inc.
(Exact name of registrant as specified in its charter)
______________________________

Delaware	001-39095	61-1937225
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File No.)	Identification No.)
4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607
(Address of principal executive offices) (Zip code)
(Registrant's telephone number, including area code): (866) 279-0698
Not Applicable
(Former Name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	BRP	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.
On June 14, 2021, Baldwin Krystyn Sherman Partners, LLC (“BKS”) and Millennial Specialty Insurance, LLC, each an indirect subsidiary of BRP Group, Inc. (“BRP Group”), entered into an agreement (the “RogersGray Purchase Agreement”) to acquire substantially all of the assets of (i) RogersGray, Inc., (ii) Breakwater Insurance Brokerage, LLC, and (iii) Monomoy Insurance Group, LLC (collectively, such companies, “RogersGray”). The Partnership, BRP Group’s nomenclature for a strategic acquisition, is expected to close on July 1, 2021, subject to certain closing conditions. Pursuant to the terms of the RogersGray Purchase Agreement, the upfront consideration for the Partnership comprises:
•approximately $138.1 million in cash (which will be reduced by the value of any shares of Class A common stock of BRP Group granted to RogersGray colleagues in connection with the Partnership, including the Closing Class A Shares with an agreed value of $200,000 as described below);
•shares of Class A common stock of BRP Group with an agreed value of $200,000 (the “Closing Class A Shares”); and
•units of Baldwin Risk Partners, LLC (“BRP LLC”) (each of which the holder may cause to be redeemed for one share of Class A common stock, subject to certain contractual lockup restrictions) with an agreed value of approximately $52.4 million.
The number of such shares of Class A common stock and BRP LLC units (and the corresponding number of shares of BRP Group’s Class B common stock to be issued pursuant to the terms of BRP LLC’s Third Amended and Restated Limited Liability Company Agreement, as amended) described above will be determined based on the volume-weighted average price of a share of BRP Group’s Class A common stock across the 30 consecutive calendar days prior to closing, subject to a collar with a minimum price of $22.43 per share and a maximum price of $27.41 per share.
In addition, under the terms of the RogersGray Purchase Agreement, the sellers of RogersGray will have the opportunity to receive additional contingent consideration of up to approximately $72.4 million based upon the achievement of certain post-closing revenue-focused performance measures, which contingent consideration is payable in cash, shares of BRP Group’s Class A common stock or a combination of both at BKS’ sole option. The securities to be issued as part of the consideration payable under the RogersGray Purchase Agreement will be subject to contractual transfer restrictions for a period of time.
No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and BRP Group did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these securities. In the transactions described above, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were or will be affixed to the issued securities.
The securities described above were offered to a limited number of investors, all of which had sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment, and for nominal consideration. The offer, sale and issuance, as applicable, of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.
Item 5.07. Submission of Matters to a Vote of Security Holders.
On June 16, 2021, BRP Group held its 2021 Annual Meeting of Shareholders (the “Annual Meeting”), at which a quorum was present. At the Annual Meeting, the shareholders of BRP Group voted on the following two proposals:
Proposal 1 - Election of Directors
The following nominees were elected to BRP Group’s Board of Directors to hold office for terms to expire upon the annual shareholders’ meeting to be held in 2024 or until their successors are elected and qualified, or until his or her earlier death, resignation or removal. The votes cast at the Annual Meeting were as follows:

Nominee	For	Withheld	Broker Non-Votes
Trevor Baldwin	64,968,877	9,075,212	2,283,317
Barbara Matas	57,657,056	16,387,033	2,283,317
Jay Cohen	72,055,463	1,988,626	2,283,317

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The proposal to ratify the appointment of PricewaterhouseCoopers LLP as BRP Group’s independent registered public accounting firm for the fiscal year ending December 31, 2021 was approved based upon the following votes:

For	Against	Abstain
76,325,457	265	1,684
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRP GROUP, INC.

Date: June 16, 2021	By:	/s/ Bradford Hale
		Name:	Bradford Hale
		Title:	Chief Financial Officer